SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS

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mercer FUNDS

 Mercer Global Low Volatility Equity Fund

99 High Street

Boston, Massachusetts 02110

February 17, 2016

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Global Low Volatility Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), and First Eagle Investment Management Company, LLC (“First Eagle” or the “Subadvisor”).

First Eagle has served as Subadvisor for the Fund since October 12, 2012. Due to a change in the ownership of the corporate parent of First Eagle, Arnhold and S. Bleichroeder Holdings, Inc., effective December 1, 2015, the prior subadvisory agreement between First Eagle and the Advisor, on behalf of the Fund (the “Prior First Eagle Subadvisory Agreement”), was terminated, and the Board approved a new subadvisory agreement (the “New First Eagle Subadvisory Agreement”) to replace the Prior First Eagle Subadvisory Agreement. The New First Eagle Subadvisory Agreement is identical to the Prior First Eagle Subadvisory Agreement in all material respects.

It is anticipated that this change will not have any effect on the services provided to the Fund by First Eagle, and that First Eagle will continue to manage its allocated portion of the Fund’s portfolio as First Eagle had done under the Prior First Eagle Subadvisory Agreement. This change became effective on December 1, 2015.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding the New First Eagle Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the New First Eagle Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA

Trustee, President, and Chief Executive Officer

Mercer Funds

MERCER FUNDS

Mercer Global Low Volatility Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Global Low Volatility Equity Fund (the “Fund”) about a recent change related to the Fund’s contractual arrangements with First Eagle Investment Management, LLC (“First Eagle” or the “Subadvisor”), one of the Fund’s subadvisors. Specifically, due to a change in the ownership of the corporate parent of First Eagle, Arnhold and S. Bleichroeder Holdings, Inc. (“ASB Holdings”), effective December 1, 2015 (the “First Eagle Transaction”), the prior subadvisory agreement between First Eagle and Mercer Investment Management, Inc. (“Mercer” or the “Advisor”), the Fund’s investment advisor, on behalf of the Fund, dated October 12, 2012 (the “Prior First Eagle Subadvisory Agreement”), was terminated.

The Board approved a new subadvisory agreement dated December 1, 2015 (the “New First Eagle Subadvisory Agreement”) with First Eagle. The New First Eagle Subadvisory Agreement was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about February 18, 2016 to shareholders of record of the Fund as of January 31, 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Due to the change in ownership of the corporate parent of First Eagle, ASB Holdings, which resulted in a change in control of First Eagle, the Prior First Eagle Subadvisory Agreement was assigned for purposes of the 1940 Act. Because the assignment caused the automatic termination of the Prior First Eagle Subadvisory Agreement, consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), at the Board meeting held on September 17, 2015 (the “Meeting”), approved the New First Eagle Subadvisory Agreement between the Advisor, on behalf of the Fund, and First Eagle. First Eagle is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. The Subadvisor is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New First Eagle Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding First Eagle and the First Eagle Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, LLC, an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

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Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million and 0.73% of assets in excess of $750 million of the Fund’s average daily net assets. The Advisor received advisory fees of $6,016,672 from the Fund for the fiscal year ended March 31, 2015. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2015 was $3,386,370, representing 0.42% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and North America Business Leader of Mercer’s Investment Management Business; Richard S. Joseph serves as Vice President of the Trust and as Vice President of the Advisor; Janice Desmond serves as Treasurer and Chief Financial Officer of the Trust and as Head of Fund Administration for the Advisor; Jeremiah France serves as Vice President and Assistant Treasurer of the Trust and Chief Operating Officer of North American Investments for the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments for the Advisor; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Senior Legal Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss serves as Vice President of the Trust and as Portfolio Manager and Principal of the Advisor; John Johnson serves as Vice President of the Trust and as Portfolio Manager and Principal of the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

First Eagle Investment Management, LLC is located at 1345 Avenue of the Americas, New York, NY 10105. First Eagle is a subsidiary of ASB Holdings. Effective as of December 1, 2015, an entity owned by private equity funds managed by The Blackstone Group, LP and Corsair Capital LLC, as well as clients of the two firms, acquired a majority equity stake in ASB Holdings such that the entity indirectly acquired a majority interest in First Eagle. First Eagle is registered as an investment adviser with the SEC under the Advisers Act. The New First Eagle Subadvisory Agreement is dated December 1, 2015. The Prior First Eagle Subadvisory Agreement was initially approved by the Board at a meeting held in July 2012 and First Eagle has managed its allocated portfolio of the Fund since November 8, 2012. The Board renewed the

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Prior First Eagle Subadvisory Agreement most recently at the Board meeting held on June 17-18, 2015.

As indicated above, First Eagle is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New First Eagle Subadvisory Agreement. The fees paid by the Advisor to First Eagle depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

First Eagle does not serve as an investment advisor or subadvisor for any registered investment companies that have investment objectives similar to the Fund’s investment objective.

The names and principal occupations of the principal executive officers of First Eagle are listed below. The address of each principal executive officer, as it relates to the person’s positions with First Eagle, is 1345 Avenue of the Americas, New York, NY 10105.

Name	Principal Occupation
Bridget A. Macaskill	President, Chief Executive Officer
Albert Pisano	Chief Compliance Officer
Katherine Lynn Perkins	Chief Financial Officer
Mark D. Goldstein	General Counsel, Senior Vice President
Robert Bruno	Senior Vice President

THE FIRST EAGLE SUBADVISORY AGREEMENT

The New First Eagle Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the New First Eagle Agreement for an initial term of two years. Thereafter, continuance of the New First Eagle Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The New First Eagle Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the New First Eagle Subadvisory Agreement are identical in all material respects to the terms of the Prior First Eagle Subadvisory Agreement, including the fees that are payable to First Eagle by Mercer, and the services that First Eagle is required to provide in managing its allocated portion of the Fund. The New First Eagle Subadvisory Agreement provides that First Eagle, among other duties, will make all investment decisions for First Eagle’s allocated portion

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of the Fund’s investment portfolio. First Eagle, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

The New First Eagle Subadvisory Agreement provides for First Eagle to be compensated based on the average daily net assets of the Fund allocated to the Subadvisor. First Eagle is compensated from the fees that the Advisor receives from the Fund. First Eagle generally will pay all expenses it incurs in connection with its activities under the New First Eagle Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The New First Eagle Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) First Eagle, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Board, including all of the Independent Trustees, considered and approved the New First Eagle Subadvisory Agreement, effective upon the closing of the First Eagle Transaction. In considering the approval of the New First Eagle Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor, First Eagle and counsel that included, as to First Eagle and the Fund: (i) the New First Eagle Subadvisory Agreement; (ii) information regarding the process by which the Advisor had initially reviewed, selected, and recommended First Eagle for the Board’s approval, and the Advisor’s rationale for continuing to retain First Eagle as a Subadvisor following the closing of the First Eagle Transaction; (iii) the nature, extent, and quality of the services that First Eagle has previously provided to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of First Eagle and the effect that the First Eagle Transaction may have on First Eagle’s business and operations; (v) First Eagle’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by First Eagle for its services to the Fund, and a comparison of those fees to other accounts that First Eagle manages; (vii) a summary of First Eagle’s compliance program; (viii) information regarding First Eagle’s historical performance returns managing its allocated portion of the Fund’s portfolio and investment mandates similar to the Fund’s investment mandate, and a comparison of such performance to a relevant index; and (ix) the financial condition of First Eagle before and after the First Eagle Transaction.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to First Eagle, including: the nature, extent, and quality of the services to be provided to the Fund by First Eagle following the consummation of the First Eagle Transaction; First Eagle’s management style and investment decision-making process; First Eagle’s historical performance record managing investment products similar to the Fund; the qualifications and experience of the members of First Eagle’s portfolio management team; and First Eagle’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors, which includes extensive management and compliance due diligence with respect to the management and operations of

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each of the subadvisors. Additionally, the Independent Trustees received assistance and advice regarding legal and industry standards and reviewed materials supplied by their independent legal counsel.

In particular, and as to First Eagle, the Board, including all of the Independent Trustees, considered the following factors:

(a)    The nature, extent, and quality of the services to be provided by First Eagle. The Independent Trustees reviewed the nature, extent, and quality of the services that have been previously provided by First Eagle to the Fund under the Prior First Eagle Subadvisory Agreement and that are proposed to be provided by First Eagle to the Fund under the New First Eagle Subadvisory Agreement. The Independent Trustees considered: (i) First Eagle’s organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to the Fund and other similar investment portfolios and the performance history of the Fund and those other portfolios; (iii) its investment strategy for the Fund; (iv) its performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program. The Independent Trustees also considered the review process undertaken by the Advisor and the Advisor’s favorable assessment of the nature and quality of the subadvisory services provided and expected to be provided to the Fund by First Eagle after consummation of the First Eagle Transaction. The Independent Trustees also noted that the executive and portfolio management teams of First Eagle were expected to stay in place after consummation of the First Eagle Transaction. The Independent Trustees concluded that the Fund and its shareholders would continue to benefit from the quality and experience of First Eagle’s investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services provided by First Eagle under the Prior First Eagle Subadvisory Agreement, as well as First Eagle’s ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund’s investment objective, and supported a decision to approve the New First Eagle Subadvisory Agreement. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent, and quality of the subadvisory services anticipated to be provided by First Eagle following the First Eagle Transaction, as well as First Eagle’s ability to render such services based on First Eagle’s experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that First Eagle would continue to manage.

(b) Comparison of the services to be rendered and fees to be paid to First Eagle under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by First Eagle and evaluated the compensation to be paid to First Eagle by the Advisor for those services. The Independent Trustees considered the fees payable under the New First Eagle Subadvisory Agreement, noting that the proposed fee would be paid by the Advisor, and not the Fund, and, thus, would not impact the fees paid by the Fund. The Independent Trustees concluded that the proposed level of fees to be paid to First Eagle by the Advisor with respect to the assets allocated to First Eagle in its capacity as subadvisor was supported by the services that were expected to be provided by First Eagle. The Independent Trustees noted that the services that First Eagle would furnish to the Fund appeared to be comparable to the services that First Eagle currently provides to its other advisory and

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subadvisory clients having similar investment strategies. The Independent Trustees also considered that the fees agreed to by First Eagle were the result of an arm’s length bargain negotiated by unaffiliated parties. The Independent Trustees also noted that, while First Eagle’s fee schedule did include breakpoints, the benefit of breakpoints would go to the Advisor, and not to the Fund, and would be reflected in the Advisor’s profitability, which had been reviewed by the Independent Trustees.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend that First Eagle continue to serve as a Subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to First Eagle for its services to the were reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of First Eagle would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, quality, and extent of the services to be provided, the proposed level of fees to be paid to First Eagle with respect to the assets of the Fund allocated to First Eagle was supported by the services that were expected to be provided by First Eagle. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to First Eagle from its relationship with the Fund and concluded that they were reasonable.

Since the fees to be paid to First Eagle were the result of arm’s length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of First Eagle was not considered relevant to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommended appointment of First Eagle was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability. On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services expected to be provided by First Eagle and the proposed fees to be paid to First Eagle by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to First Eagle as a result of serving as a Subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by First Eagle to the Fund.

(c) Investment performance of the Fund and First Eagle. The Independent Trustees considered First Eagle’s prior investment performance in managing its allocated portion of the Fund’s portfolio as a factor in evaluating the New First Eagle Subadvisory Agreement. The Independent Trustees also considered the Advisor’s conclusions, and the reasons supporting the Advisor’s conclusions, that the performance record of First Eagle supported the approval of the New First Eagle Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend First Eagle to continue to serve as a subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for First Eagle was supported by the services that were expected to be provided to the Fund. As a result, the Independent Trustees concluded that the approval of the New First Eagle Subadvisory Agreement was in the best interests of the Fund and its shareholders and approved the New First Eagle Subadvisory Agreement.

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GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2015, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, PA 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2015, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of January 31, 2016, the Fund had 80,522,097.318 total shares outstanding, and Mercer Collective Trust- Mercer Global Low Volatility Equity Portfolio held 49,376,876.726 shares, representing 61.3% of the Fund’s total shares outstanding and Mercer Investment Management, Inc. FBO Mercer Global Low Volatility Equity held 27,227,409.058 shares representing 33.8% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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